Form 10-K, Exhibit 13
period 1996-12-31
PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND LP
filed 1997-03-28
CIK 899174

                                               1996
----------------------------------------------------------------------------
Prudential Securities                          Annual
Aggressive Growth Fund L.P.                    Report

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
      LETTER TO THE LIMITED PARTNERS FOR THE YEAR ENDED DECEMBER 31, 1996

                         1177 Avenue of the Americas      Telephone 212 596 7000
                         New York, NY 10036               Facsimile 212 596 8910

Price Waterhouse LLP                                      (LOGO)


Report of Independent Accountants

January 29, 1997

To the General Partner and
Limited Partners of
Prudential Securities Aggressive Growth Fund L.P.

In our opinion, the accompanying statement of financial condition and the related statements of operations and of changes in partners' capital present fairly, in all material respects, the financial position of Prudential Securities Aggressive Growth Fund L.P. (the ``Partnership'') at December 31, 1996, and the results of its operations and the changes in its partners' capital for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
   Touche LLP
                        --------------------------------------------------------
                        Two World Financial Center Telephone: (212) 436-2000 New York, New York 10281-1414 Facsimile: (212) 436-5000


                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Prudential Securities Aggressive Growth Fund L.P.

We have audited the accompanying statement of financial condition of Prudential Securities Aggressive Growth Fund L.P. as of December 31, 1995, and the related statements of operations and changes in partners' capital for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Prudential Securities Aggressive Growth Fund L.P. as of December 31, 1995, and the results of its operations for the two years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

January 29, 1996

-----------------
Deloitte Touche
Tohmatsu
International
-----------------
                                       2A

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                       ----------------------------
                                                                           1996            1995
---------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                    $2,303,638      $ 1,857,161
U.S. Treasury bills, at amortized cost                                   7,205,981       10,500,166
Net unrealized gain on open commodity positions                            239,559          653,980
                                                                       ------------     -----------
Net equity                                                               9,749,178       13,011,307
Organizational costs, net                                                    5,157           12,282
                                                                       ------------     -----------
Total assets                                                            $9,754,335      $13,023,589
                                                                       ------------     -----------
                                                                       ------------     -----------
LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                     $  650,836      $ 1,001,720
Accrued expenses                                                            77,089          101,202
Options, at market                                                          28,167               --
Management fees payable                                                     16,082           21,539
                                                                       ------------     -----------
Total liabilities                                                          772,174        1,124,461
                                                                       ------------     -----------
Commitments
Partners' capital
Limited partners (91,609.501 and 130,094.922 units outstanding)          8,892,274       11,704,062
General partner (926 and 2,168.070 units outstanding)                       89,887          195,066
                                                                       ------------     -----------
Total partners' capital                                                  8,982,161       11,899,128
                                                                       ------------     -----------
Total liabilities and partners' capital                                 $9,754,335      $13,023,589
                                                                       ------------     -----------
                                                                       ------------     -----------
Net asset value per limited and general partnership unit
  (``Units'')                                                           $    97.07      $     89.97
                                                                       ------------     -----------
                                                                       ------------     -----------
---------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                Year ended December 31,
                                                     ----------------------------------------------
                                                         1996             1995             1994
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity
  transactions                                       $  1,575,922     $  4,296,778     $   (354,808)
Change in net unrealized gain/loss on open
  commodity positions                                    (415,076)         207,232           19,357
Interest from U.S. Treasury bills                         404,667          584,056          449,334
Other interest income                                      87,021          100,146               --
                                                     ------------     ------------     ------------
                                                        1,652,534        5,188,212          113,883
                                                     ------------     ------------     ------------
EXPENSES
Commissions                                               801,140        1,021,543        1,151,714
Other transaction fees                                     61,589           91,697          165,469
Management fees                                           201,323          261,882          286,993
Incentive fees                                             21,247          285,701          344,430
General and administrative expenses                       163,232          170,518          212,033
Amortization of organizational costs                        4,221            6,919            9,093
                                                     ------------     ------------     ------------
                                                        1,252,752        1,838,260        2,169,732
                                                     ------------     ------------     ------------
Net income (loss)                                    $    399,782     $  3,349,952     $ (2,055,849)
                                                     ------------     ------------     ------------
                                                     ------------     ------------     ------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                     $    401,458     $  3,305,512     $ (2,033,779)
                                                     ------------     ------------     ------------
                                                     ------------     ------------     ------------
General partner                                      $     (1,676)    $     44,440     $    (22,070)
                                                     ------------     ------------     ------------
                                                     ------------     ------------     ------------
NET INCOME (LOSS) PER WEIGHTED
AVERAGE LIMITED AND GENERAL
PARTNERSHIP UNIT
Net income (loss) per weighted average limited
  and general partnership unit                       $       3.40     $      20.98     $     (10.38)
                                                     ------------     ------------     ------------
                                                     ------------     ------------     ------------
Weighted average number of limited and general
  partnership units                                   117,669.937      159,699.587      198,016.543
                                                     ------------     ------------     ------------
                                                     ------------     ------------     ------------
---------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                              LIMITED       GENERAL
                                               UNITS         PARTNERS       PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1993        178,994.055     $14,233,685     $144,218     $14,377,903
Additional capital contributions             40,818.157       3,093,100       29,000       3,122,100
Offering costs                                       --         (55,690)        (522)        (56,212)
Net loss                                             --      (2,033,779)     (22,070)     (2,055,849)
Redemptions                                 (38,437.999)     (2,787,362)          --      (2,787,362)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1994        181,374.213      12,449,954      150,626      12,600,580
Additional capital contributions                 70.675           5,000           --           5,000
Offering costs                                       --             (90)          --             (90)
Net income                                           --       3,305,512       44,440       3,349,952
Redemptions                                 (49,181.896)     (4,056,314)          --      (4,056,314)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1995        132,262.992      11,704,062      195,066      11,899,128
Net income (loss)                                    --         401,458       (1,676)        399,782
Redemptions                                 (39,727.491)     (3,213,246)    (103,503)     (3,316,749)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1996         92,535.501     $ 8,892,274     $ 89,887     $ 8,982,161
                                            -----------     -----------     --------     -----------
                                            -----------     -----------     --------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential Securities Aggressive Growth Fund L.P. (the ``Partnership'') is a Delaware limited partnership which was formed on February 17, 1993 and will terminate on December 31, 2013 unless ended sooner under the provisions of the Agreement of Limited Partnership (the ``Partnership Agreement''). On August 2, 1993, the Partnership completed its initial offering having raised $10,388,300 from the sale of 102,383 limited partnership units and 1,500 general partnership units and commenced operations. The Partnership continued to offer Units on a monthly basis until the continuous offering was terminated on January 31, 1995. Additional contributions raised through the continuous offering resulted in additional net proceeds to the Partnership of $9,988,243. The Partnership was formed to engage in the speculative trading of a portfolio consisting primarily of commodity futures and forward contracts. The general partner is Prudential Securities Futures Management Inc. (the ``General Partner''), a wholly-owned subsidiary of Prudential Securities Incorporated (``PSI''), which in turn is a wholly-owned subsidiary of Prudential Securities Group Inc. (``PSGI''). PSI was the principal underwriter of the limited partnership units and is the commodity broker (``Commodity Broker'') of the Partnership. The General Partner is required to maintain at least such a 1% interest in the Partnership as long as it is acting as the Partnership's general partner.

   The General Partner generally maintains not less than seventy-five percent (75%) of the net asset value in interest-bearing U.S. Government obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities. The remaining twenty-five percent (25%) is held in cash in the Partnership's commodity trading accounts.

   Sjo, Inc. and Welton Investment Systems Corporation (``WISC'') (each a ``Trading Manager'') currently make all the Partnership's trading decisions. Effective April 15, 1994, all trading assets previously allocated to Colorado Commodities Management Corp. (``CCM'') were allocated to WISC. The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

B. Summary of Significant Accounting Policies

Basis of accounting

   The books and records of the Partnership are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

   The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partner to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. Option transactions are reflected in the statements of financial condition at market value which is inclusive of the net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   To the extent practicable, the Partnership invests a significant portion of its net asset value in U.S. Treasury bills to fulfill original margin requirements. U.S. Treasury bills are carried at amortized cost, which approximates market value. Interest earned on these obligations accrues for the benefit of the Partnership. See Note D for additional discussion on interest income.

   The weighted average number of limited and general partnership units outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general partnership unit. The weighted average limited and general partnership units are equal to the number of Units outstanding at period end, adjusted proportionately for Units contributed and redeemed based on their respective time outstanding during such period.

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, ``Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.''

Income taxes

   The Partnership is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from the Partnership's operations are passed directly to the individual partners. The Partnership may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocations, distributions, subscriptions and redemptions

   Net realized profits or losses for tax purposes are allocated first to partners who redeem Units to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Units by the partners. Net realized profits or losses remaining after these allocations are allocated to each partner in proportion to such partner's capital account at year-end. Net income or loss for financial reporting purposes is allocated monthly to all partners on a pro rata basis based on each partner's number of Units outstanding during the month.

   Distributions (other than on redemptions of Units) are made at the sole discretion of the General Partner on a pro rata basis in accordance with the respective capital accounts of the partners. No distributions have been made since inception.

   Additional Units were offered monthly at their month-end net asset value until the continuous offering was terminated as discussed in Note A. Each partner bore its pro rata portion of the Partnership's offering expenses. As such, each new subscriber's investment experienced an immediate dilution of approximately 1.8%.

   The Partnership Agreement provides that a limited partner may redeem units as of the last business day of any full calendar quarter at the then current net asset value per Unit reduced by each Unit's pro rata portion of unamortized organizational costs.

C. Costs, Fees and Expenses

Organizational and offering costs

   The Partnership is responsible for all of its organizational and offering expenses, subject to a limitation of 2% of the gross proceeds to the Partnership. Costs incurred to organize the Partnership are considered deferred organizational costs. These costs were capitalized and are being amortized over a 60-month period. The capitalized costs are reduced by each redeeming Unit's pro rata portion of the unamortized balance as discussed in Note B above. The accumulated amortization as of December 31, 1996 and 1995 was $22,742 and $18,521, respectively. As of December 31, 1996 and 1995, the organizational costs have been reduced by each redeeming Unit's pro rata portion of the unamortized balance in the amount of $2,904 and $4,310, respectively. Offering costs were charged directly to partners' capital. Organizational and offering costs in excess of the 2% limitation were the responsibility of the General Partner and/or its affiliates.

Commissions

   The General Partner, on behalf of the Partnership, entered into an agreement with PSI to act as Commodity Broker whereby the Partnership pays a fixed monthly fee for brokerage services rendered. The monthly fee equals 2/3 of 1% (8% per annum) of the Partnership's net asset value as of the first day of each month. In addition, the Partnership is obligated to pay the National Futures Association, exchange and clearing fees incurred in connection with the Partnership's commodity trading activities.

Management and incentive fees

   The Partnership pays each Trading Manager a monthly management fee of 1/6 of 1% (2% per annum) of the portion of the Partnership's net asset value allocated to that Trading Manager as of the last day of each month. In addition, the Partnership pays each Trading Manager a monthly incentive fee equal to 15% of the ``New High Net Trading Profits'' generated by each Trading Manager (as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager.) WISC is not entitled to receive an incentive fee until it recoups $1,500,000 of the prior trading losses of Colorado Commodities Management

Corp. (See Note A). As of December 31, 1996, WISC has recouped approximately $262,000 of such prior trading losses.

General and administrative fees

   In addition to the costs, fees and expenses previously discussed, the Partnership reimburses the General Partner and its affiliates for actual Partnership operating expenses payable by, or allocable to, the Partnership. The amount of reimbursement from the Partnership is limited by the provisions of the Partnership Agreement. The Partnership also pays amounts directly to unrelated parties for certain operating expenses.

D. Related Parties

   The General Partner and its affiliates perform services for the Partnership which include, but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing services and other administrative services. The costs incurred for these services for the years ended December 31, 1996, 1995 and 1994 were:

                                             1996         1995          1994
                                           --------    ----------    ----------
  Commissions                              $801,140    $1,021,543    $1,151,714
  General and administrative                 96,039       102,962       110,774
                                           --------    ----------    ----------
                                           $897,179    $1,124,505    $1,262,488
                                           --------    ----------    ----------
                                           --------    ----------    ----------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1996 and 1995 were $21,231 and $49,472, respectively.

   The Partnership maintains its trading and cash accounts at PSI. Approximately 75% of the Partnership's net assets are invested in interest-earning U.S. Treasury obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities.

   Other interest income represents interest earned on equity balances held at PSI beginning February 1, 1995.

   In connection with the Partnership's interbank transactions, PSI engages in foreign currency forward transactions with the Partnership and an affiliate of PSI who, as principal, attempts to earn a profit on the bid-ask spreads (which must be competitive) on any foreign currency forward transactions entered into between the Partnership and PSI, on the one hand, and PSI and such affiliate on the other. In connection with its trading of foreign currencies in the interbank market, PSI may arrange bank lines of credit at major international banks. To the extent such lines of credit are arranged, PSI does not charge the Partnership for maintaining such lines of credit, but requires margin deposits with respect to forward contract transactions.

   As of December 31, 1996, a non-U.S. affiliate of the General Partner owns
361.248 limited partnership units of the Partnership.

E. Income Taxes

   There have been no differences between the tax basis and book basis of partners' capital from the commencement of operations through December 31, 1996.

F. Credit and Market Risk

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level of volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Partnership's unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Partnership's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Partnership as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts, because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Partnership must rely solely on the credit of its broker (PSI) with respect to forward transactions.

   The General Partner attempts to minimize both credit and market risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. The General Partner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The General Partner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Managers as it, in good faith, deems to be in the best interests of the Partnership.

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission (``CFTC'') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1996 and 1995, such segregated assets totalled $6,681,753 and $9,351,323, respectively. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $3,039,258 and $3,659,984 at December 31, 1996 and 1995,
respectively. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1996 and 1995, the Partnership's open futures contracts mature within one year and nine months, respectively. Additionally, open options contracts as of December 31, 1996 mature within one year.

   At December 31, 1996 and 1995, gross contract amounts of open futures and options contracts are:

                                               1996            1995
                                           ------------    ------------
Financial Futures and Options Contracts:
  Commitments to purchase                  $164,104,016    $236,546,535
  Commitments to sell                      $ 27,390,279    $ 83,584,472
Currency Futures Contracts:
  Commitments to purchase                  $  6,277,845    $         --
  Commitments to sell                      $  2,997,574    $  1,773,800
Other Futures Contracts:
  Commitments to purchase                  $     87,850    $         --

   The gross contract amounts represent the Partnership's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or options contract). The gross contract amounts significantly exceed the future cash requirements as the Partnership intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Partnership considers the ``fair value'' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Partnership's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Partnership's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1996 and 1995, the fair value of open futures and options contracts was:

                                               December 31, 1996           December 31, 1995
                                           -------------------------    -----------------------
                                                  Fair Value                  Fair Value
                                           -------------------------    -----------------------
                                             Assets      Liabilities     Assets     Liabilities
                                           ----------    -----------    --------    -----------
Futures Contracts:
  Domestic exchanges
     Financial                             $       --    $     1,350    $ 33,813     $      --
     Currencies                               150,473          5,008      16,938        11,088
     Other                                         --          5,010          --            --
  Foreign exchanges
     Financial                                236,276        135,822     624,634        10,317
Options Contracts:
  Domestic exchanges
     Financial                                     --         12,450          --            --
  Foreign exchanges
     Financial                                     --         15,717          --            --
                                           ----------    -----------    --------    -----------
                                           $  386,749    $   175,357    $675,385     $  21,405
                                           ----------    -----------    --------    -----------
                                           ----------    -----------    --------    -----------

   The following table presents the average fair value of futures and options contracts during the years ended December 31, 1996 and 1995, respectively.

                                                  Year Ended                   Year Ended
                                               December 31,1996             December 31, 1995
                                           -------------------------    -------------------------
                                              Average Fair Value           Average Fair Value
                                           -------------------------    -------------------------
                                             Assets      Liabilities      Assets      Liabilities
                                           ----------    -----------    ----------    -----------
Futures Contracts:
  Domestic exchanges
     Financial                             $   14,043    $       786    $   44,694    $     2,506
     Currencies                                82,753          7,711        58,886         12,572
     Other                                        710            449         7,300          1,184
  Foreign exchanges
     Financial                                393,777         32,558       671,085         56,330
Options Contracts:
  Domestic exchanges
     Financial                                     --          2,931            --             --
  Foreign exchanges
     Financial                                     --          1,209            --             --
                                           ----------    -----------    ----------    -----------
                                           $  491,283    $    45,644    $  781,965    $    72,592
                                           ----------    -----------    ----------    -----------
                                           ----------    -----------    ----------    -----------

   The following table presents the net realized gains (losses) and the change in net unrealized gains/losses of futures and options contracts during the years ended December 31, 1996 and 1995, respectively.

                                          Year Ended December 31, 1996                   Year Ended December 31, 1995
                                  --------------------------------------------   --------------------------------------------
                                                     Change in                                      Change in
                                   Net Realized    Net Unrealized                 Net Realized    Net Unrealized
                                  Gains (Losses)    Gains/Losses      Total      Gains (Losses)    Gains/Losses      Total
                                  --------------   --------------   ----------   --------------   --------------   ----------
Futures Contracts:
  Domestic exchanges
    Financial                       $   35,663       $  (35,163)    $      500     $  358,206       $ (107,143)    $  251,063
    Currencies                          73,183          139,615        212,798        350,232            5,851        356,083
    Other                                6,850           (5,010)         1,840       (220,605)              --       (220,605)
  Foreign exchanges
    Financial                        1,407,839         (513,863)       893,976      3,867,179          308,524      4,175,703
    Currencies                           3,036               --          3,036        (77,759)              --        (77,759)
    Other                                   --               --             --         19,525               --         19,525
Options Contracts:
  Domestic exchanges
    Financial                           49,250           15,062         64,312             --               --             --
  Foreign exchanges
    Financial                              101          (15,717)       (15,616)            --               --             --
                                  --------------   --------------   ----------   --------------   --------------   ----------
                                    $1,575,922       $ (415,076)    $1,160,846     $4,296,778       $  207,232     $4,504,010
                                  --------------   --------------   ----------   --------------   --------------   ----------
                                  --------------   --------------   ----------   --------------   --------------   ----------

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Partnership commenced trading operations on August 2, 1993 with gross proceeds of $10,388,300. After accounting for organizational and offering expenses, the Partnership's net proceeds were $10,180,534.

   The Partnership continued to offer Units on a monthly basis until the continuous offering was terminated on January 31, 1995. Additional contributions raised through the continuous offering resulted in additional net proceeds to the Partnership of $9,988,243.

   At December 31, 1996, 100% of the Partnership's net assets were allocated to commodities trading. A significant portion of the net asset value was held in U.S. Treasury bills (which represented approximately 75% of the net asset value prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin. Beginning February 1, 1995, interest earned on equity balances held at PSI, which currently approximate 25% of Partnership's net assets, is being paid to the Partnership in addition to all interest earned on the U.S. Treasury bills.

   The commodity contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as ``daily limits.'' During a single day no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the daily limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Partnership from promptly liquidating its commodity futures positions.

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The General Partner attempts to minimize these risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Partnership's futures, forward and options contracts.

   Redemptions by limited partners recorded for the years ended December 31, 1996, 1995 and 1994 were $3,213,246, $4,056,314 and $2,787,362, respectively.
Redemptions by the General Partner for the year ended December 31, 1996 were $103,503. Redemptions recorded from the commencement of operations in August 1993 through December 31, 1996 were $10,228,736 for the limited partners and $103,503 for the General Partner. Future redemptions will impact the amount of funds available for investments in commodity contracts in subsequent periods.

   The Partnership does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Unit as of December 31, 1996 was $97.07, an increase of 7.89% from the December 31, 1995 net asset value per Unit of $89.97, which was an increase of 29.51% from the December 31, 1994 net asset value per Unit of $69.47. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 420 futures funds for the year ended December 31, 1996, returned 11.89%, outperforming the Partnership. Past performance is not necessarily indicative of future results.

   The global interest rate market was the solid performer in 1996. Specifically, the Partnership profited from British, Canadian, French, German, Japanese, Italian and Spanish bond positions. In the first half of the year the global interest rate market consolidated, primarily influenced by the quiet U.S. bond market. Throughout the second half of the year global bond prices rose. The U.S. bond market was helped by modest economic growth coupled with inflation levels. European bond prices reflected optimism for the European Monetary Union. In Japan, a deterioration of its stock market drove investors to purchase bonds.

   Interest income from U.S. Treasury bills decreased by approximately $179,000 for the year ended December 31, 1996 compared to 1995 due to lower interest rates in 1996 and less funds available for investment in U.S. Treasury bills as a result of redemptions and poor trading performance in the first half of 1996. Interest income on U.S. Treasury bills increased by approximately $135,000 for the year ended December 31, 1995 as compared to 1994 primarily due to higher interest rates in 1995.

   Other interest income consists of interest earned since February 1995 on equity balances held at PSI. Other interest income for the year ended December 31, 1996 as compared to 1995 decreased by approximately $13,000 primarily due to the Partnership's poor trading performance during the first half of 1996 which reduced its monthly equity balances.

   Commissions are calculated on the Partnership's net asset value as of the first day of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions decreased by approximately $220,000 for the year ended December 31, 1996 as compared to 1995 and decreased by approximately $130,000 for the year ended December 31, 1995 as compared to 1994 primarily due to the effect of redemptions on the net asset value. The 1996 decrease was also affected by the Partnership's poor trading performance during the first half of 1996 which reduced its monthly net asset values.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the Trading Managers execute. Other transaction fees decreased by approximately $30,000 for the year ended December 31, 1996 as compared to 1995 and decreased by approximately $74,000 for the year ended December 31, 1995 as compared to 1994 due to decreases in trading volume.

   All trading decisions are currently being made by Sjo, Inc. and WISC. Management fees are calculated on the portion of the Partnership's net asset value allocated to each Trading Manager at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees decreased by approximately $61,000 for the year ended December 31, 1996 as compared to 1995 and decreased by approximately $25,000 for the year ended December 31, 1995 as compared to 1994 primarily due to the effect of redemptions on the net asset value. The 1996 decrease was also affected by the Partnership's poor trading performance during the first half of 1996 which reduced its monthly net asset values.

   Incentive fees are based on the New High Net Trading Profits generated by each Trading Manager, as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager. As discussed in Notes A and C to the financial statements, during April 1994 WISC replaced Colorado Commodities Management Corporation (``CCM'') as a Trading Manager to the Partnership and is not entitled to receive an incentive fee until it recoups $1,500,000 of the prior trading losses of CCM. As of December 31, 1996, WISC has recouped approximately $262,000 of such prior trading losses. Sjo, Inc. generated sufficient trading profits in each of the past three years (despite an overall loss for the Partnership in 1994) to earn incentive fees of approximately $21,000, $286,000 and $344,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

   General and administrative expenses decreased by approximately $7,000 for the year ended December 31, 1996 as compared to 1995 and decreased by approximately $42,000 for the year ended December 31, 1995 as compared to 1994. Expenses include reimbursements of costs incurred by the General Partner on behalf of the Partnership in addition to accounting, audit, tax and legal fees and printing and postage costs. These decreases were due to the elimination of costs associated with the continuous offering of the Partnership's units, which terminated on January 31, 1995, as well as continuing declines in printing and postage costs as partners redeem their units.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1996.

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential Securities Aggressive Growth Fund L.P. is accurate and complete.

     PRUDENTIAL SECURITIES FUTURES
     MANAGEMENT INC.
     (General Partner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1996 was $44.

   The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

       Prudential Securities Aggressive Growth Fund L.P.
        P.O. Box 2016
        Peck Slip Station
        New York, NY 10272-2016

Peck Slip Station                                   BULK RATE
P.O. Box 2016                                      U.S. POSTAGE
New York, NY 10272                                     PAID
                                                  Automatic Mail

AGGGROWTH/17217-4