Form 10-K, Exhibit 13
period 1997-12-31
PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND LP
filed 1998-03-31
CIK 899174

                                                          1997
--------------------------------------------------------------------------------
Prudential Securities                                    Annual
Aggressive Growth Fund L.P.                              Report

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.

                                                                      March 1998

Dear Limited Partner:

Enclosed is the Annual Report of Prudential Securities Aggressive Growth Fund L.P. (the 'Fund') for the year ended December 31, 1997, including the audited financial statements for the Fund which contain, among other things, the operating results for the year.

The Fund incurred a loss of 2.31% in 1997. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 315 futures funds for the year ended December 31, 1997, returned 9.34%, outperforming the Fund. At year-end, the Fund's net asset value per unit was $94.83*. Past performance is not necessarily indicative of future results.

During the course of the year, the Fund incurred losses in the currency, metal, grain and soft sectors. Slightly offsetting losses, the Fund had gains in the financial, index and energy sectors. Further information with respect to the Fund's performance is included in the section of the report entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

As of October 1, 1997, Sjo, Inc. no longer served as a Trading Advisor to the Fund. Assets of the Fund formerly managed by Sjo, Inc. were reallocated to the Eagle Global Diversified and Eagle-FX programs managed by Eagle Trading Systems, Inc. We believe that these programs more effectively complement the performance of the Fund.

We value your continued participation as a Limited Partner of the Fund. Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

Sincerely,

Thomas M. Lane, Jr.
President and Director
Prudential Securities Futures Management Inc.

*As of March 25, 1998, the estimated net asset value per unit was $101.75.

                     1177 Avenue of the Americas    Telephone 212 596 7000
                     New York, NY 10036             Facsimile 212 596 8910
Price Waterhouse LLP                                (LOGO)

Report of Independent Accountants

January 26, 1998

To the General Partner and
Limited Partners of
Prudential Securities Aggressive Growth Fund L.P.

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in partners' capital present fairly, in all material respects, the financial position of Prudential Securities Aggressive Growth Fund L.P. at December 31, 1997 and 1996, and the results of its operations for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
  Touche LLP
       (LOGO)
------------------------------------------------------------------------------
              Two World Financial Center        Telephone: (212) 436-2000
              New York, New York 10281-1414     Facsimile: (212) 436-5000

INDEPENDENT AUDITORS' REPORT

To the Partners of
Prudential Securities Aggressive Growth Fund L.P.

We have audited the accompanying statements of operations and of changes in partners' capital of Prudential Securities Aggressive Growth Fund L.P. for the year ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and changes in partners' capital of Prudential Securities Aggressive Growth Fund L.P. for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
January 29, 1996

                                       2A

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                        ---------------------------
                                                                            1997            1996
---------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                     $1,811,247      $2,303,638
U.S. Treasury bills, at amortized cost                                    5,035,022       7,205,981
Net unrealized gain on open commodity positions                             131,368         239,559
                                                                        ------------     ----------
Net equity                                                                6,977,637       9,749,178
Organizational costs, net                                                     1,341           5,157
                                                                        ------------     ----------
Total assets                                                             $6,978,978      $9,754,335
                                                                        ------------     ----------
                                                                        ------------     ----------

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                      $  597,404      $  650,836
Accrued expenses                                                             73,381          77,089
Management fees payable                                                      11,503          16,082
Options, at market                                                            3,725          28,167
                                                                        ------------     ----------
Total liabilities                                                           686,013         772,174
                                                                        ------------     ----------

Commitments
Partners' capital
Limited partners (65,699.974 and 91,609.501 units outstanding)            6,230,001       8,892,274
General partner (664 and 926 units outstanding)                              62,964          89,887
                                                                        ------------     ----------
Total partners' capital                                                   6,292,965       8,982,161
                                                                        ------------     ----------
Total liabilities and partners' capital                                  $6,978,978      $9,754,335
                                                                        ------------     ----------
                                                                        ------------     ----------
Net asset value per limited and general partnership unit ('Units')       $    94.83      $    97.07
                                                                        ------------     ----------
                                                                        ------------     ----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                 Year ended December 31,
                                                      ---------------------------------------------
                                                         1997             1996             1995
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions           $   393,201     $  1,575,922     $  4,296,778
Change in net unrealized gain on open commodity
  positions                                               (40,219)        (415,076)         207,232
Interest income                                           452,931          491,688          684,202
                                                      -----------     ------------     ------------
                                                          805,913        1,652,534        5,188,212
                                                      -----------     ------------     ------------
EXPENSES
Commissions                                               622,043          801,140        1,021,543
Other transaction fees                                     48,740           61,589           91,697
Management fees                                           155,528          201,323          261,882
Incentive fees                                             19,952           21,247          285,701
General and administrative expenses                       158,710          163,232          170,518
Amortization of organizational costs                        2,906            4,221            6,919
                                                      -----------     ------------     ------------
                                                        1,007,879        1,252,752        1,838,260
                                                      -----------     ------------     ------------
Net income (loss)                                     $  (201,966)    $    399,782     $  3,349,952
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                      $  (199,983)    $    401,458     $  3,305,512
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
General partner                                       $    (1,983)    $     (1,676)    $     44,440
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
NET INCOME (LOSS) PER WEIGHTED
AVERAGE LIMITED AND GENERAL
PARTNERSHIP UNIT
Net income (loss) per weighted average limited and
  general partnership unit                            $     (2.44)    $       3.40     $      20.98
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
Weighted average number of limited and general
  partnership units outstanding                            82,842          117,670          159,700
                                                      -----------     ------------     ------------
                                                      -----------     ------------     ------------
---------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                              LIMITED       GENERAL
                                               UNITS         PARTNERS       PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1994        181,374.213     $12,449,954     $150,626     $12,600,580
Additional capital contributions                 70.675           5,000           --           5,000
Offering costs                                       --             (90)          --             (90)
Net income                                           --       3,305,512       44,440       3,349,952
Redemptions                                 (49,181.896)     (4,056,314)          --      (4,056,314)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1995        132,262.992      11,704,062      195,066      11,899,128
Net income (loss)                                    --         401,458       (1,676)        399,782
Redemptions                                 (39,727.491)     (3,213,246)    (103,503)     (3,316,749)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1996         92,535.501       8,892,274       89,887       8,982,161
Net loss                                             --        (199,983)      (1,983)       (201,966)
Redemptions                                 (26,171.527)     (2,462,290)     (24,940)     (2,487,230)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1997         66,363.974     $ 6,230,001     $ 62,964     $ 6,292,965
                                            -----------     -----------     --------     -----------
                                            -----------     -----------     --------     -----------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential Securities Aggressive Growth Fund L.P. (the 'Partnership') is a Delaware limited partnership which was formed on February 17, 1993 and will terminate on December 31, 2013 unless ended sooner under the provisions of the Amended and Restated Agreement of Limited Partnership (the 'Partnership Agreement'). On August 2, 1993, the Partnership completed its initial offering having raised $10,388,300 from the sale of 102,383 limited partnership units and 1,500 general partnership units (collectively, 'Units') and commenced operations. The Partnership continued to offer Units on a monthly basis until the continuous offering was terminated on January 31, 1995. Additional contributions raised through the continuous offering resulted in additional net proceeds to the Partnership of $9,988,243. The Partnership was formed to engage in the speculative trading of a portfolio consisting primarily of commodity futures, forward and options contracts. The general partner is Prudential Securities Futures Management Inc. (the 'General Partner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. ('PSGI'). PSI was the principal underwriter of the limited partnership units and is the commodity broker ('Commodity Broker') of the Partnership. The General Partner is required to maintain at least a 1% interest in the Partnership as long as it is acting as the Partnership's general partner.

   The General Partner generally maintains not less than 75% of the net asset value in interest-bearing U.S. Government obligations (primarily U.S. Treasury bills), a significant portion of which is utilized for margin purposes for the Partnership's commodity trading activities. The remaining 25% is held in cash in the Partnership's commodity trading accounts.

   All trading decisions for the Partnership since October 1, 1997 are made by Eagle Trading Systems, Inc. ('Eagle') and Welton Investment Systems Corporation ('WISC'), independent commodity trading managers. Eagle replaced Sjo, Inc. ('Sjo') as a trading manager effective October 1, 1997. Eagle receives management fees at the same rate as did Sjo (a monthly fee on traded assets equal to a 2% annual rate). In addition, Eagle earns a quarterly incentive fee equal to 23% of New High Net Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Eagle) as compared to a monthly incentive fee of 15% paid to Sjo. Except for the October 1, 1997 replacement of Sjo, there were no changes in trading managers during the three years ended December 31, 1997. Eagle, WISC and Sjo are collectively referred to as the 'Trading Managers.' The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

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

   The weighted average number of limited and general partnership units outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general partnership unit. The weighted average limited and general partnership units are equal to the number of Units outstanding at year end, adjusted proportionately for Units contributed and redeemed based on their respective time outstanding during the year.

   Certain balances from prior years have been reclassified to conform with the current financial statement presentation.

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

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

C. Costs, Fees and Expenses

Organizational and offering costs

   The Partnership is responsible for all of its organizational and offering expenses, subject to a limitation of 2% of the gross proceeds to the Partnership. Costs incurred to organize the Partnership are considered deferred organizational costs. These costs were capitalized and are being amortized over a 60-month period. The capitalized costs are reduced by each redeeming Unit's pro rata portion of the unamortized balance as discussed in Note B above. The accumulated amortization as of December 31, 1997 and 1996 was $25,648 and $22,742, respectively. As of December 31, 1997 and 1996, the organizational costs have been reduced by each redeeming Unit's pro rata portion of the unamortized balance in the amount of $910 and $2,904, respectively. Offering costs were charged directly to partners' capital. Organizational and offering costs in excess of the two percent limitation were the responsibility of the General Partner and/or its affiliates.

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

Management and incentive fees

   The Partnership pays each Trading Manager a monthly management fee of 1/6 of 1% (2% per annum) of the portion of the Partnership's net asset value allocated to that Trading Manager as of the last day of each month. In addition, the Partnership pays WISC a monthly incentive fee equal to 15% and Eagle a quarterly incentive fee equal to 23% of the 'New High Net Trading Profits' (as defined in the Advisory Agreement among the Partnership, the General Partner and each Trading Manager).

   See Note A for further information concerning changes to incentive fees during 1997.

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

D. Related Parties

   The General Partner and its affiliates perform services for the Partnership, which include but are not limited to: brokerage services; accounting and financial management; registrar; transfer and assignment functions; investor communications; printing services and other administrative services. The costs incurred for these services for the years ended December 31, 1997, 1996 and 1995 were:

                                             1997        1996         1995
                                           --------    --------    ----------
  Commissions                              $622,043    $801,140    $1,021,543
  General and administrative                 92,905      96,039       102,962
                                           --------    --------    ----------
                                           $714,948    $897,179    $1,124,505
                                           --------    --------    ----------
                                           --------    --------    ----------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1997 and 1996 were $19,078 and $21,231, respectively.

   The Partnership maintains its trading and cash accounts at PSI. Except for the portion of assets that is deposited as margin to maintain forward currency contract positions as further discussed below, the Partnership's assets are maintained either with PSI or, for margin purposes, with the various exchanges on which the Partnership is permitted to trade.

   The Partnership, acting through its Trading Managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Partnership pursuant to a line of credit. PSI may require that collateral be posted against the market-to-market position of the Partnership.

   PSI credits the Partnership monthly with 100% of the interest it earns on the average equity balances in the Partnership's accounts.

   As of December 31, 1997, a non-U.S. affiliate of the General Partner owns
249.772 limited partnership units of the Partnership.

E. Income Taxes

   There have been no differences between the tax basis and book basis of partners' capital from the commencement of operations through December 31, 1997.

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

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts, because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Partnership must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Partnership presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The General Partner attempts to minimize both credit and market risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. The General Partner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The General Partner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Managers as it, in good faith, deems to be in the best interests of the Partnership.

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1997 and 1996, such segregated assets totalled $5,383,588 and $6,681,753, respectively. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $1,615,755 and $3,039,258 at December 31, 1997 and 1996,
respectively. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1997, the Partnership's open futures, forward and options contracts mature within three months.

   At December 31, 1997 and 1996, gross contract amounts of open futures, forward and options contracts are:

                                                      1997            1996
                                                  ------------    ------------
Financial Futures and Options Contracts:
  Commitments to purchase                         $31,963,286     $164,104,016
  Commitments to sell                               3,430,271       27,390,279
Currency Futures Contracts:
  Commitments to purchase                           1,371,557        6,277,845
  Commitments to sell                               7,726,254        2,997,574
Currency Forward Contracts:
  Commitments to purchase                             173,921          --
  Commitments to sell                               8,190,630          --
Other Futures Contracts:
  Commitments to purchase                              48,400           87,850
  Commitments to sell                               3,413,653          --

   The gross contract amounts represent the Partnership's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures, forward or options contract). The gross contract amounts significantly exceed the future cash requirements as the Partnership intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Partnership considers the 'fair value' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Partnership's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Partnership's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1997 and 1996, the fair value of open futures, forward and options contracts was:

                                                    1997                       1996
                                           -----------------------    -----------------------
                                            Assets     Liabilities     Assets     Liabilities
                                           --------    -----------    --------    -----------
Futures Contracts:
  Domestic exchanges
     Financial                             $  4,438     $      --     $     --     $   1,350
     Currencies                              77,423        20,787      150,473         5,008
     Other                                  107,158            --           --         5,010
  Foreign exchanges
     Financial                               33,537         2,970      236,276       135,822
     Other                                    6,400        48,400           --            --
Forwards Contracts:
     Currencies                             170,173       195,604           --            --
Options Contracts:
  Domestic exchanges
     Financial                                   --         3,725           --        12,450
  Foreign exchanges
     Financial                                   --            --           --        15,717
                                           --------    -----------    --------    -----------
                                           $399,129     $ 271,486     $386,749     $ 175,357
                                           --------    -----------    --------    -----------
                                           --------    -----------    --------    -----------

   The following table presents the average fair value of futures, forward and options contracts during the years ended December 31, 1997 and 1996, respectively.

                                                    1997                       1996
                                           -----------------------    -----------------------
                                            Assets     Liabilities     Assets     Liabilities
                                           --------    -----------    --------    -----------
Futures Contracts:
  Domestic exchanges
     Financial                             $ 16,325     $     851     $ 14,043      $   786
     Currencies                             103,491         8,945       82,753        7,711
     Other                                    8,243         2,066          710          449
  Foreign exchanges
     Financial                              168,893        33,150      393,777       32,558
     Currencies                              33,454        38,896           --           --
     Other                                      492        18,981           --           --
Forwards Contracts:
     Currencies                              19,630        28,425           --           --
Options Contracts:
  Domestic exchanges
     Financial                                   --        24,578           --        2,931
     Currencies                               2,215         6,673           --           --
  Foreign exchanges
     Financial                                3,787         2,501           --        1,209
                                           --------    -----------    --------    -----------
                                           $356,530     $ 165,066     $491,283      $45,644
                                           --------    -----------    --------    -----------
                                           --------    -----------    --------    -----------

   The following table presents the trading revenues from futures, forward and options contracts during the three years ended December 31, 1997:

                                             1997          1996          1995
                                           ---------    ----------    ----------
Futures Contracts:
  Domestic exchanges
     Financial                             $ 138,719    $      500    $  251,063
     Currencies                              (64,498)      212,798       356,083
     Other                                    37,086         1,840      (220,605)
  Foreign exchanges
     Financial                               267,972       893,976     4,175,703
     Currencies                                   --         3,036       (77,759)
     Other                                   (92,775)           --        19,525
Forwards Contracts:
     Currencies                              (25,431)           --            --
Options Contracts:
  Domestic exchanges
     Financial                                89,241        64,312            --
     Currencies                               34,794            --            --
  Foreign exchanges
     Financial                               (32,126)      (15,616)           --
                                           ---------    ----------    ----------
                                           $ 352,982    $1,160,846    $4,504,010
                                           ---------    ----------    ----------
                                           ---------    ----------    ----------

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Partnership commenced trading operations on August 2, 1993 with net proceeds of $10,180,534. The Partnership continued to offer Units on a monthly basis until the continuous offering was terminated on January 31, 1995. Additional contributions raised through the continuous offering resulted in additional net proceeds to the Partnership of $9,988,243.

   At December 31, 1997, 100% of the Partnership's net assets were allocated to commodities trading. A significant portion of the net asset value was held in U.S. Treasury bills (which represented approximately 73% of the net asset value prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin. Beginning February 1, 1995, interest earned on equity balances held at PSI has been paid to the Partnership in addition to all interest earned on the U.S. Treasury bills.

   The commodity contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the daily limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Partnership from promptly liquidating its commodity futures positions.

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

   Redemptions by limited partners recorded for the years ended December 31, 1997, 1996 and 1995 were $2,462,290, $3,213,246 and $4,056,314, respectively.
Redemptions by the General Partner for the years ended December 31, 1997 and 1996 were $24,940 and $103,503, respectively. Redemptions recorded from the commencement of operations in August 1993 through December 31, 1997 were $12,691,026 for the limited partners and $128,443 for the General Partner. Future redemptions will impact the amount of funds available for investments in commodity contracts in subsequent periods.

   The Partnership does not have, nor does it expect to have, any capital assets.

   Effective October 1, 1997, all assets previously managed by Sjo were reallocated to Eagle. Eagle receives management fees at the same rate as did Sjo (a monthly fee on traded assets equal to a 2% annual rate). In addition, Eagle earns a quarterly incentive fee equal to 23% of New High Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Eagle) as compared to a monthly incentive fee of 15% paid to Sjo.

Results of Operations

   The net asset value per Unit as of December 31, 1997 was $94.83, a decrease of 2.31% from the December 31, 1996 net asset value per Unit of $97.07, which was an increase of 7.89% from the December 31, 1995 net asset value per Unit of $89.97. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 315 futures funds for the year ended December 31, 1997, returned 9.34%, outperforming the Partnership. Past performance is not necessarily indicative of future results.

   During 1997, the Partnership incurred losses in the currency, metal, grain and soft sectors. Slightly offsetting losses, the Partnership had gains in the financial, index and energy sectors.

   In the financial sector, the Partnership had gains as assets continued to flow out of the Asian sector and into U.S. and European markets. The Partnership also generated gains in S&P 500, German DAX and FTSE 100 positions. Gains were outweighed by losses in the currency sector as many currency prices responded to the flight to quality into Europe. Losses were also incurred in aluminum.

   The Partnership earns interest on its investments in U.S. Treasury bills (approximately 75% of its net asset value) and receives an interest credit from PSI on the remaining 25% of its net asset value. Interest income decreased by approximately $39,000 for the year ended December 31, 1997 as compared to 1996 primarily as a result of redemptions during 1996 and 1997 which reduced the Partnership's net assets, including its investments in U.S. Treasury bills. Interest income decreased by approximately $193,000 for the year ended December 31, 1996 as compared to 1995 primarily due to lower interest rates in 1996 and a decline in net assets as a result of redemptions and poor trading performance in the first half of 1996.

   Commissions are calculated on the Partnership's net asset value as of the first day of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions decreased by approximately $179,000 for the year ended December 31, 1997 as compared to 1996 and approximately $220,000 for the year ended December 31, 1996 as compared to 1995 primarily due to the effect of redemptions on the monthly net asset values. The 1996 decrease was also affected by the Partnership's poor trading performance during the first half of 1996 which further reduced its monthly net asset values.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the Trading Managers execute. Other transaction fees decreased by approximately $13,000 for the year ended December 31, 1997 as compared to 1996 and approximately $30,000 for the year ended December 31, 1996 as compared to 1995 due to decreases in trading volume.

   All trading decisions are currently being made by Eagle (Eagle replaced Sjo effective October 1, 1997 as discussed in Liquidity and Capital Resources above) and WISC. Management fees are calculated on the portion of the Partnership's net asset value allocated to each Trading Manager at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased by approximately $46,000 for the year ended December 31, 1997 as compared to 1996 and approximately $61,000 for the year ended December 31, 1996 as compared to 1995 for the same reasons commissions decreased as described above.

   Incentive fees are based on the New High Net Trading Profits generated by each Trading Manager, as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager. WISC generated sufficient trading profits to earn approximately $20,000 in incentive fees during the year ended December 31, 1997. Sjo generated sufficient trading profits in 1996 and 1995 to earn incentive fees of approximately $21,000 and $286,000 for the years ended December 31, 1996 and 1995, respectively. See Liquidity and Capital Resources above for information concerning changes to incentive fees during 1997.

   General and administrative expenses decreased by approximately $5,000 for the year ended December 31, 1997 as compared to 1996 and approximately $7,000 for the year ended December 31, 1996 as compared to 1995. Expenses include reimbursements of costs incurred by the General Partner on behalf of the Partnership in addition to accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited partners.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1997.

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

     PRUDENTIAL SECURITIES FUTURES
     MANAGEMENT INC.
     (General Partner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1997 was $43.

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