Form 10-K, Exhibit 13
period 1998-12-31
PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND LP
filed 1999-05-03
CIK 899174

                                                          1998
--------------------------------------------------------------------------------
Prudential Securities                                     Annual
Aggressive Growth Fund L.P.                               Report

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.

        LETTER TO LIMITED PARTNERS FOR THE YEAR ENDED DECEMBER 31, 1998

PricewaterhouseCoopers (LOGO)

                                   PricewaterhouseCoopers LLP
                                   1177 Avenue of the Americas
                                   New York, NY 10036
                                   Telephone (212) 596 8000
                                   Facsimile (212) 596 8910

                       Report of Independent Accountants

January 26, 1999

To the General Partner and
Limited Partners of
Prudential Securities Aggressive Growth Fund L.P.

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in partners' capital present fairly, in all material respects, the financial position of Prudential Securities Aggressive Growth Fund L.P. at December 31, 1998 and 1997, and the results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the general partner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the general partner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                        ---------------------------
                                                                            1998            1997
---------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                     $1,440,981      $1,811,247
U.S. Treasury bills, at amortized cost                                    4,312,089       5,035,022
Net unrealized gain on open commodity positions                             203,654         131,368
                                                                        ------------     ----------
Net equity                                                                5,956,724       6,977,637
Organizational costs, net                                                        --           1,341
                                                                        ------------     ----------
Total assets                                                             $5,956,724      $6,978,978
                                                                        ------------     ----------
                                                                        ------------     ----------

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Redemptions payable                                                      $  280,222      $  597,404
Accrued expenses                                                             69,230          73,381
Management fees payable                                                       9,806          11,503
Options, at market                                                            2,856           3,725
                                                                        ------------     ----------
Total liabilities                                                           362,114         686,013
                                                                        ------------     ----------

Commitments
Partners' capital
Limited partners (51,636.285 and 65,699.974 units outstanding)            5,538,514       6,230,001
General partner (523 and 664 units outstanding)                              56,096          62,964
                                                                        ------------     ----------
Total partners' capital                                                   5,594,610       6,292,965
                                                                        ------------     ----------
Total liabilities and partners' capital                                  $5,956,724      $6,978,978
                                                                        ------------     ----------
                                                                        ------------     ----------
Net asset value per limited and general partnership unit ('Units')       $   107.26      $    94.83
                                                                        ------------     ----------
                                                                        ------------     ----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

               PRUDENTIAL SECURITIES AGGRESSIVE GROWTH FUND L.P.
                            (a limited partnership)
                            STATEMENTS OF OPERATIONS

                                                                    Year ended December 31,
                                                            ----------------------------------------
                                                               1998           1997           1996
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                 $1,192,535     $  393,201     $1,575,922
Change in net unrealized gain on open commodity
  positions                                                     79,210        (40,219)      (415,076)
Interest income                                                313,707        452,931        491,688
                                                            ----------     ----------     ----------
                                                             1,585,452        805,913      1,652,534
                                                            ----------     ----------     ----------
EXPENSES
Commissions                                                    482,849        622,043        801,140
Other transaction fees                                          12,473         48,740         61,589
Management fees                                                122,340        155,528        201,323
Incentive fees                                                  76,578         19,952         21,247
General and administrative expenses                            140,849        158,710        163,232
Amortization of organizational costs                             1,156          2,906          4,221
                                                            ----------     ----------     ----------
                                                               836,245      1,007,879      1,252,752
                                                            ----------     ----------     ----------
Net income (loss)                                           $  749,207     $ (201,966)    $  399,782
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
ALLOCATION OF NET INCOME (LOSS)
Limited partners                                            $  741,707     $ (199,983)    $  401,458
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
General partner                                             $    7,500     $   (1,983)    $   (1,676)
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
NET INCOME (LOSS) PER WEIGHTED
AVERAGE UNIT
Net income (loss) per weighted average Unit                 $    12.46     $    (2.44)    $     3.40
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
Weighted average number of Units outstanding                    60,116         82,842     $  117,670
                                                            ----------     ----------     ----------
                                                            ----------     ----------     ----------
----------------------------------------------------------------------------------------------------

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                                                              LIMITED       GENERAL
                                               UNITS         PARTNERS       PARTNER         TOTAL
----------------------------------------------------------------------------------------------------
Partners' capital--December 31, 1995        132,262.992     $11,704,062     $195,066     $11,899,128
Net income (loss)                                    --         401,458       (1,676)        399,782
Redemptions                                 (39,727.491)     (3,213,246)    (103,503)     (3,316,749)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1996         92,535.501       8,892,274       89,887       8,982,161
Net loss                                             --        (199,983)      (1,983)       (201,966)
Redemptions                                 (26,171.527)     (2,462,290)     (24,940)     (2,487,230)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1997         66,363.974       6,230,001       62,964       6,292,965
Net income                                           --         741,707        7,500         749,207
Redemptions                                 (14,204.689)     (1,433,194)     (14,368)     (1,447,562)
                                            -----------     -----------     --------     -----------
Partners' capital--December 31, 1998         52,159.285     $ 5,538,514     $ 56,096     $ 5,594,610
                                            -----------     -----------     --------     -----------
                                            -----------     -----------     --------     -----------
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

   All trading decisions for the Partnership since October 1, 1997 are made by Eagle Trading Systems, Inc. ('Eagle') and Welton Investment Corporation ('WIC'), independent commodity trading managers. Eagle replaced Sjo, Inc. ('Sjo') as a trading manager effective October 1, 1997. Eagle receives management fees at the same rate as did Sjo (a monthly fee on traded assets equal to a 2% annual rate). In addition, Eagle earns a quarterly incentive fee equal to 23% of New High Net Trading Profits (as defined in the Advisory Agreement among the Partnership, the General Partner and Eagle) as compared to a monthly incentive fee of 15% paid to Sjo. Eagle, WIC and Sjo are collectively referred to as the 'Trading Managers.' The General Partner retains the authority to override trading instructions that violate the Partnership's trading policies.

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

   To the extent practicable, the Partnership invests a significant portion of its net asset value in U.S. Treasury bills which are often used to fulfill margin requirements. U.S. Treasury bills are carried at amortized cost, which approximates market value. Interest earned on these obligations accrues for the benefit of the Partnership. See Note D for additional discussion on interest income.

   The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average Units are equal to the number of Units outstanding at year end, adjusted proportionately for Units redeemed based on their respective time outstanding during the year.

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

Profit and loss allocations, distributions, and redemptions

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

   The Partnership Agreement provides that a partner may redeem Units as of the last business day of any full calendar quarter at the then current net asset value per Unit reduced by each Unit's pro rata portion of unamortized organizational costs.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Partnership is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Partnership does not believe the effect of adoption will be material.

C. Costs, Fees and Expenses

Organizational and offering costs

   The Partnership was responsible for all of its organizational and offering expenses, subject to a limitation of 2% of the gross proceeds to the Partnership. Costs in excess of the 2% limitation were the responsibility of the General Partner and/or its affiliates. Offering costs were charged directly to partners' capital. Costs incurred to organize the Partnership were considered deferred organizational costs and were capitalized and amortized over a 60-month period which concluded during 1998. As of December 31, 1997, the accumulated amortization of such costs was $25,648. During the years ended December 31, 1998 and 1997, organizational costs were reduced by each redeeming Unit's pro rata portion of the unamortized balance in the amount of $185 and $910, respectively.

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

Management and incentive fees

   The Partnership pays each Trading Manager a monthly management fee of 1/6 of 1% (2% per annum) of the portion of the Partnership's net asset value allocated to that Trading Manager as of the last day of each month. In addition, the Partnership pays WIC a monthly incentive fee equal to 15% and Eagle a quarterly incentive fee equal to 23% of the 'New High Net Trading Profits' (as defined in the Advisory Agreement among the Partnership, the General Partner and each Trading Manager).

   See Note A for further information concerning a change in Trading Managers which resulted in a change to incentive fees during 1997.

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

D. Related Parties

   The General Partner and its affiliates perform services for the Partnership, which include but are not limited to: brokerage services; accounting and financial management; registrar; transfer and assignment functions; investor communications; printing services and other administrative services. The costs incurred for these services for the three years ended December 31, 1998 were:

                                             1998        1997        1996
                                           --------    --------    --------
  Commissions                              $482,849    $622,043    $801,140
  General and administrative                 69,627      92,905      96,039
                                           --------    --------    --------
                                           $552,476    $714,948    $897,179
                                           --------    --------    --------
                                           --------    --------    --------

   Expenses payable to the General Partner and its affiliates (which are included in accrued expenses) as of December 31, 1998 and 1997 were $16,583 and $19,078, respectively.

   The Partnership's assets are maintained either in trading or cash accounts with PSI or, for margin purposes, with the various exchanges on which the Partnership is permitted to trade.

   The Partnership, acting through its Trading Managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Partnership pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of the Partnership.

   In addition to interest earned on approximately 75% of Partnership assets invested in U.S. Treasury bills, PSI credits the Partnership monthly with 100% of the interest it earns on the average remaining equity balances in the Partnership's accounts (approximately 25% of Partnership assets).

   As of December 31, 1998, a non-U.S. affiliate of the General Partner owns
299.772 limited partnership units of the Partnership.

E. Income Taxes

   There have been no differences between the tax basis and book basis of partners' capital from the commencement of operations through December 31, 1998.

F. Credit and Market Risk

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts

(or commodities underlying the contracts) frequently result in changes in the Partnership's unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Partnership's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Partnership as well as the liquidity of the markets in which the contracts are traded.

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

   PSI, when acting as the Partnership's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Partnership all assets of the Partnership relating to domestic futures and options trading and is not to commingle such assets with other assets of PSI. At December 31, 1998, such segregated assets totalled $3,858,606. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Partnership related to foreign futures and options trading which totalled $2,207,274 at December 31, 1998. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1998, the Partnership's open futures, forward and options contracts mature within six months.

   At December 31, 1998 and 1997, gross contract amounts of open futures, forward and options contracts are:

                                                      1998            1997
                                                  ------------    ------------
Financial Futures and Options Contracts:
  Commitments to purchase                         $24,959,772     $31,963,286
  Commitments to sell                              13,403,515       3,430,271
Currency Futures and Options Contracts:
  Commitments to purchase                             913,406       1,371,557
  Commitments to sell                                 413,435       7,726,254
Currency Forward Contracts:
  Commitments to purchase                             112,012         173,921
  Commitments to sell                                      --       8,190,630
Other Futures Contracts:
  Commitments to purchase                                  --          48,400
  Commitments to sell                               2,069,906       3,413,653

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

   At December 31, 1998 and 1997, the fair value of open futures, forward and options contracts was:

                                                    1998                       1997
                                           -----------------------    -----------------------
                                            Assets     Liabilities     Assets     Liabilities
                                           --------    -----------    --------    -----------
Futures Contracts:
  Domestic exchanges
     Financial                             $ 43,125     $      --     $  4,438     $      --
     Currencies                              13,010        14,225       77,423        20,787
     Other                                   21,750         6,870      107,158            --
  Foreign exchanges
     Financial                              241,300         1,536       33,537         2,970
     Other                                   19,112            --        6,400        48,400
Forwards Contracts:
     Currencies                                  --       112,012      170,173       195,604
Options Contracts:
  Domestic exchanges
     Financial                                   --           656           --         3,725
     Currencies                                  --         2,200           --            --
                                           --------    -----------    --------    -----------
                                           $338,297     $ 137,499     $399,129     $ 271,486
                                           --------    -----------    --------    -----------
                                           --------    -----------    --------    -----------

   The following table presents the average fair value of futures, forward and options contracts during the years ended December 31, 1998 and 1997, respectively.

                                                    1998                       1997
                                           -----------------------    -----------------------
                                            Assets     Liabilities     Assets     Liabilities
                                           --------    -----------    --------    -----------
Futures Contracts:
  Domestic exchanges
     Financial                             $ 36,225     $   1,646     $ 16,325     $     851
     Currencies                              85,720        10,733      103,491         8,945
     Other                                   44,956         6,368        8,243         2,066
  Foreign exchanges
     Financial                              186,161        12,847      168,893        33,150
     Other                                    9,158        35,223          492        18,981
Forwards Contracts:
     Currencies                             109,098       185,611       53,084        67,321
Options Contracts:
  Domestic exchanges
     Financial                                   --        15,042           --        24,578
     Currencies                                  --         2,672        2,215         6,673
  Foreign exchanges
     Financial                                   --            20        3,787         2,501
                                           --------    -----------    --------    -----------
                                           $471,318     $ 270,162     $356,530     $ 165,066
                                           --------    -----------    --------    -----------
                                           --------    -----------    --------    -----------

   The following table presents the trading revenues from futures, forward and options contracts during the three years ended December 31, 1998:

                                              1998         1997         1996
                                           ----------    --------    ----------
Futures Contracts:
  Domestic exchanges
     Financial                             $  250,541    $138,719    $      500
     Currencies                              (161,730)    (64,498)      212,798
     Other                                    165,562      37,086         1,840
  Foreign exchanges
     Financial                              1,496,944     267,972       893,976
     Currencies                                --           --            3,036
     Other                                    (41,749)    (92,775)       --
Forwards Contracts:
     Currencies                              (459,553)    (25,431)       --
Options Contracts:
  Domestic exchanges
     Financial                                 74,225      89,241        64,312
     Currencies                               (52,495)     34,794        --
  Foreign exchanges
     Financial                                 --         (32,126)      (15,616)
                                           ----------    --------    ----------
                                           $1,271,745    $352,982    $1,160,846
                                           ----------    --------    ----------
                                           ----------    --------    ----------

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

   At December 31, 1998, 100% of the Partnership's net assets were allocated to commodities trading. A significant portion of the net asset value was held in U.S. Treasury bills (which represented approximately 73% of the net asset value prior to redemptions payable) and cash, which are used as margin for the Partnership's trading in commodities. Inasmuch as the sole business of the Partnership is to trade in commodities, the Partnership continues to own such liquid assets to be used as margin.

   The commodity contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in certain commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the daily limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Partnership from promptly liquidating its commodity futures positions.

   Since the Partnership's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Partnership's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of the Partnership's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Partnership's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The General Partner attempts to minimize these risks by requiring the Partnership's Trading Managers to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion on the credit and market risks associated with the Partnership's futures, forward and options contracts.

   Redemptions by limited partners and the General Partner for the year ended December 31, 1998 were $1,433,194 and $14,368, respectively. Redemptions recorded from the commencement of operations in August 1993 through December 31, 1998 were $14,124,220 for the limited partners and $142,811 for the General Partner. Future redemptions will impact the amount of funds available for investments in commodity contracts in subsequent periods.

   The Partnership does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Unit as of December 31, 1998 was $107.26, an increase of 13.11% from the December 31, 1997 net asset value per Unit of $94.83, which was a decrease of 2.31% from the December 31, 1996 net asset value per Unit of $97.07. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 281 and 315 futures funds in 1998 and 1997, returned 6.57% and 9.34%, respectively. Past performance is not necessarily indicative of future results.

   During 1998, the Partnership accumulated profits in the energy, financial, grain, and index sectors which were partially offset by losses in the currency and metal sectors.

   The Partnership profited significantly from positions in the financial sector, which provided various opportunities throughout the year. Events in the Far East drove sector performance as investors moved from stocks to bonds in search of higher quality investments. Japanese government bond positions (JGBs) particularly profited the Partnership as investors reacted throughout the year to news concerning the Japanese government's economic stimulus package. Rising concerns in the third quarter regarding the soundness of Japanese banks and the devaluation of the Russian ruble drove investors out of stocks and back into bonds. In the fourth quarter, market volatility forced the Partnership to close many financial sector positions and limit exposure.

   Global stock market activity across the board added profits to the Partnership. For example, in the first quarter, gains were achieved from positions in the NASDAQ (U.S.), CAC 40 (France), DAX (Germany), and IBEX (Spain) indices.

   Volatility throughout the year made for an unprofitable currency sector. Although Canadian dollar positions provided gains, the Partnership experienced currency sector losses as trends in European and Japanese currencies failed to materialize.

   Interest income is earned on the Partnership's investment in U.S. Treasury bills (approximately 75% of its net asset value) and on the remaining 25% of its net asset value which receives an interest credit from PSI. Interest income varies monthly according to interest rates, trading performance and redemptions. Interest income decreased by approximately $139,000 for the year ended December 31, 1998 as compared to 1997. Approximately $54,000 of the decline in interest income relates to an interest income adjustment recorded during the three months ended September 30, 1997. Additionally, decreases in interest income also resulted from a decline in interest rates during 1998 and from redemptions during 1997 and 1998 which reduced the Partnership's net assets, including its investments in U.S. Treasury bills. Interest income decreased by approximately $39,000 for the year ended December 31, 1997 as compared to 1996 primarily as a result of redemptions during 1996 and 1997 which reduced the Partnership's net assets.

   Commissions are calculated on the Partnership's net asset value as of the first day of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased by approximately $139,000 for the year ended December 31, 1998 as compared to 1997 and approximately $179,000 for the year ended December 31, 1997 as compared to 1996 primarily due to the effect of redemptions on the monthly net asset values.

   Other transaction fees consist of National Futures Association, exchange and clearing fees which are based on the number of trades the Trading Managers execute. Other transaction fees decreased by approximately $36,000 for the year ended December 31, 1998 as compared to 1997 and decreased approximately $13,000 for the year ended December 31, 1997 as compared to 1996. These declines were due to a decline in trading volume resulting from lower average net asset values caused by redemptions. In addition, the October 1997 replacement of Sjo, Inc. with Eagle Trading Systems, Inc. as a trading manager to the Partnership led to lower transaction fees as a result of the different trading strategies executed by the respective trading managers.

   All trading decisions are currently being made by Eagle and WIC. Management fees are calculated on the portion of the Partnership's net asset value allocated to each Trading Manager at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased by approximately $33,000 for the year ended December 31, 1998 as compared to 1997 and approximately $46,000 for the year ended December 31, 1997 as compared to 1996 for the same reasons commissions decreased as described above.

   Incentive fees are based on the New High Net Trading Profits generated by each Trading Manager, as defined in the Advisory Agreement between the Partnership, the General Partner and each Trading Manager. During the years ended December 31, 1998, 1997 and 1996 the Partnership paid incentive fees of approximately $77,000, $20,000 and $21,000 as a result of trading profits generated by one of the Partnership's Trading Managers during each year; Eagle in 1998, WIC in 1997 and Sjo in 1996.

   General and administrative expenses decreased by approximately $18,000 for the year ended December 31, 1998 as compared to 1997 and approximately $5,000 for the year ended December 31, 1997 as compared to 1996. These expenses include reimbursements of costs incurred by the General Partner on behalf of the Partnership in addition to accounting, audit, tax and legal fees as well as printing and postage costs related to reports sent to limited partners.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Partnership is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Partnership does not believe the effect of adoption will be material.

Year 2000 Risk

   Investment funds, like financial and business organizations and individuals around the world, depend on the smooth functioning of computer systems. The year 2000, however, holds the potential for a significant disruption in the operation of these systems. Many computer systems in use today cannot distinguish the year 2000 from the year 1900 because of the way in which dates are encoded. This is commonly known as the 'Year 2000 Problem.' The Partnership could be adversely affected if computer systems used by it or any third party with whom it has a material relationship do not properly perform date comparisons and calculations concerning dates on or after January 1, 2000, which in turn could have a negative impact on the handling or determination of trades and prices and the services provided to the Partnership.

   The Partnership has engaged third parties to perform primarily all of the services it needs. Accordingly, the Partnership's Year 2000 problems, if any, are not its own but those that center around the ability of the General Partner, Prudential Securities Incorporated, its trading managers and any other third party with whom the Partnership has a material relationship (individually, as 'Service Provider,' and collectively, the 'Service Providers') to address and correct problems that may cause their systems not to function as intended as a result of the Year 2000 Problem.

   The Partnership has received assurances from its General Partner and Prudential Securities Incorporated that they anticipate being able to continue their operations without any material adverse impact from the Year 2000 Problem. Although other Service Providers, such as the Partnership's trading managers, have not made similar representations to the Partnership, the Partnership has no reason to believe that these Service Providers will not take steps necessary to avoid any material adverse impact on the Partnership, though there can be no assurance that this will be the case. The costs or consequences of incomplete or untimely resolution of the Year 2000 Problem by the Service Providers, or by governments, exchanges, clearing houses, regulators, banks and other third parties, are unknown to the Partnership at this time, but could have a material adverse impact on the operations of the Partnership. The General Partner will promptly notify the Partnership's limited owners in the event it determines that the Year 2000 Problem will have a material adverse impact on the Partnership's operations.

   The Partnership has considered various alternatives as a contingency plan. If the Year 2000 Problems are systemic, for example, the federal government, the banking system, exchanges or utilities are affected materially, there may be no adequate contingency plan for the Partnership to follow other than to suspend operations. If the Year 2000 Problems are related to one or more of the other Service Providers selected by the Partnership, the Partnership believes that each such Service Provider is prepared to address any Year 2000 Problems which arise that could have a material adverse impact on the Partnership's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Partnership from inception through December 31, 1998.

--------------------------------------------------------------------------------

   I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential Securities Aggressive Growth Fund L.P. is accurate and complete.

     PRUDENTIAL SECURITIES FUTURES
     MANAGEMENT INC.
     (General Partner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1998 was $68.

   The Partnership's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited partners without charge upon written request to:

        Prudential Securities Aggressive Growth Fund L.P.
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                   BULK RATE
P.O. Box 2016                                      U.S. POSTAGE
New York, NY 10272                                    PAID
                                                  Automatic Mail
AGGGROWTH/17217-4